Exhibit 99.1

FOR IMMEDIATE RELEASE

Cephalon:

Investor Contacts:	Media Contacts:

Chip Merritt (610) 738-6376 cmerritt@cephalon.com	Fritz Bittenbender Cell: (610) 457-7041 Office: (610) 883-5855 fbittenb@cephalon.com

Joseph Marczely (610) 883-5894 jmarczely@cephalon.com	Natalie de Vane Cell : (610) 999-8756 Office : (610) 727-6536 ndevane@cephalon.com

Scott Winter Innisfree M&A Incorporated (212) 750-5833	Steve Lipin / Jennifer Lowney Brunswick Group (212) 333-3810

Cephalon Gives Notice of Anticipated Fundamental Change to Holders of Its 2.50% Convertible Senior Subordinated Notes due 2014 and 2.00% Convertible Senior Subordinated Notes due 2015

FRAZER, Pa., Aug. 22, 2011 — Cephalon, Inc. (Nasdaq: CEPH) today provided notice to holders of its 2.50 percent Convertible Senior Subordinated Notes due 2014 (the “2014 Notes”) and 2.00 percent Convertible Senior Subordinated Notes due 2015 (the “2015 Notes”) in respect of the Merger (as defined below) of the Company with a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Parent”), the consummation of which will constitute a Fundamental Change under each of the Indenture governing the 2014 Notes (the “2014 Indenture”) and the Indenture governing the 2015 Notes (the “2015 Indenture”).  The 2014 Notes will be convertible in connection with the Merger at the option of the holders on the effective date of the Merger and will remain convertible until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the Fundamental Change Purchase Date (as defined in the 2014 Indenture) relating to such Fundamental Change (such period, the “2014 Applicable Conversion Period”).  The 2015 Notes will be convertible in connection with the Merger at the option of the holders at any time beginning 40 days before the anticipated effective date of the Merger and will remain convertible until 5:00 p.m., New York City time, on the second trading day immediately preceding the Fundamental Change Purchase Date (as defined in the 2015 Indenture) relating to such Fundamental Change (such period, the “2015 Applicable Conversion Period”).

If consummated, the Merger will additionally constitute a Make-Whole Adjustment Event under Section 4.02 of the 2014 Indenture, which will entitle holders converting their 2014 Notes during the 2014 Applicable Conversion Period to convert such 2014 Notes at an increased conversion rate based on the table set forth in Section 4.02 of the 2014 Indenture.  Assuming the Merger occurs on the anticipated effective date, based on a stock price of $81.50 and a conversion rate immediately prior to the Merger of 14.4928 shares of common stock per $1,000 principal amount of 2014 Notes, the conversion rate would be increased by 0.8959 shares of common stock per $1,000 principal amount of 2014 Notes for holders converting their 2014 Notes during such 2014 Applicable Conversion Period.

Additionally, if consummated, the Merger will entitle holders converting their 2015 Notes during the 2015 Applicable Conversion Period to receive a make whole premium based on the table set forth in Section 4.02 of the 2015

Indenture.  Assuming the Merger occurs on the anticipated effective date, based on a stock price of $81.50, the make whole premium would be equal to 2.89% of the principal amount of the 2015 Notes.

On May 1, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Parent and Copper Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (the “Merger Sub”), providing for the merger of the Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.  The Company issued a press release publicly announcing the execution of the Merger Agreement on May 2, 2011, and included a copy of the press release and the Merger Agreement as exhibits to the Company’s Current Report on Form 8-K, filed with the SEC on May 2, 2011.

Solely for the purpose of providing notice under each of the 2014 Indenture and the 2015 Indenture, the Company currently anticipates that the Merger will become effective on or about October 14, 2011.  While the parties expect that the Merger may become effective on or about October 14, 2011, the Merger is subject to the satisfaction of certain conditions to closing, including the receipt of applicable regulatory approvals, and there can be no assurance that the required conditions will be satisfied by October 14, 2011, or at all, and consequently there can be no assurance that the Merger will be consummated on that date, or at all.  At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time (other than shares of Company Common Stock (i) held by the Parent, the Merger Sub or in the treasury of the Company, (ii) owned by any subsidiary of the Company or the Parent (other than the Merger Sub) or (iii) held by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be cancelled and converted automatically into the right to receive $81.50 in cash, without interest.

About Cephalon

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 180 products in more than 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These include the expectation that Cephalon may undergo a merger with a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd. in October 2011 and, in addition, may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the SEC. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.